     Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE

Novelis Declares Quarterly Dividend

ATLANTA — April 22, 2005 — Novelis Inc.’s (NYSE: NVL; TSX) Board of Directors today declared a quarterly dividend of U.S. $0.09 per Common Share, payable June 20, 2005 to shareholders of record at the close of business May 20, 2005.

There are approximately 74 million Common Shares outstanding.

Novelis, which was spun-off by Alcan effective Jan. 6, 2005, is the global leader in aluminum rolled products and aluminum can recycling. Novelis has 37 operating facilities in 12 countries and more than 13,500 dedicated employees. Novelis has the unparalleled capability to provide its customers with a regional supply of high-end rolled aluminum products throughout Asia, Europe, North America, and South America. Through its advanced production capabilities, Novelis supplies aluminum sheet and foil to the automotive and transportation, beverage and food packaging, construction and industrial, and printing markets. For more information on the company, visit www.novelis.com.

Statements made in this news release which describe the Company’s intentions, expectations or predictions may be forward-looking statements within the meaning of securities laws. The Company cautions that, by their nature, forward-looking statements involve risk and uncertainty and that the Company’s actual results could differ materially from those expressed or implied in such statements. Reference should be made to the recent Form 10 for a summary of major risk factors.

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Media Contact: Jennifer Dervin 404-814-4208	Investor Contact: Holly Ash 404-814-4212